Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

CVRx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity Debt Other Unallocated (Universal) Shelf	Common Stock, par value $0.01 per share Preferred Stock, par value $0.01 per share Debt Securities Stock Purchase Contracts Warrants Rights Units	457(o)	(2)	N/A	$150,000,000	0.00011020	$16,530

	Total Offering Amounts							$16,530
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$16,530

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of stock purchase contracts to purchase common stock or other securities, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, such indeterminate number of rights and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $150,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder.